Filed Under Rule 424(b)(3), Registration Statement No. 333-83208
Pricing Supplement Number 36 Dated August 05, 2002
(To: Prospectus Dated March 15, 2002 and Prospectus Supplement Dated March 15, 2002)

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Survivor's Option	Type of Notes
09700PBU1	$6,267,000.00	100.000%	.625%	$6,227,831.25	3.550%	SEMI-ANNUAL	08/15/2005	02/15/2003	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co., L.P., First Union Securities, Merrill Lynch & Co., Morgan Stanley, Quick and Reilly Inc., Salomon Smith Barney, U.S. Bancorp Piper Jaffray, UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Survivor's Option	Type of Notes
09700PBV9	$5,669,000.00	100.000%	1.100%	$5,606,641.00	4.650%	SEMI-ANNUAL	08/15/2008	02/15/2003	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co., L.P., First Union Securities, Merrill Lynch & Co., Morgan Stanley, Quick and Reilly Inc., Salomon Smith Barney, U.S. Bancorp Piper Jaffray, UBS PaineWebber

Boeing Capital Corporation 3780 Kilroy Airport Way, Suite 750 Long Beach, CA 90806	Trade Date: Monday, August 05, 2002 @12:00 PM ET
Settle Date: Thursday, August 08, 2002
Minimum Denomination/Increments: $1,000.00 / $1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved

Boeing Capital Corporation $1,000,000,000.00 Boeing Capital Corporation InterNotes Prospectus Dated 15-Mar-02